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                                                                      EXHIBIT 99

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AK Steel

                                  NEWS RELEASE

Contacts:  Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
           Investors - James L. Wainscott, Senior Vice President & CFO
           (513) 425-5392
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                           AK Steel Names New Director

MIDDLETOWN, OH, July 29, 2002--AK Steel (NYSE: AKS) said Eugene (Gene) A. Renna has been elected to its board of directors, effective July 22, 2002. AK Steel also said its board of directors approved an increase to 10 in the number of directors of the company. Mr. Renna, 57, is a retired executive vice president and director of Exxon Mobil Corporation. Prior to the merger of Exxon and Mobil, Mr. Renna was president and chief operating officer of Mobil Corporation, and a member of Mobil's board of directors.

            Mr. Renna joined Mobil in 1968 and held various positions in financial analysis, marketing and planning. He subsequently was named to executive positions in domestic and international marketing and refining, before being named executive vice president of Exxon Mobil Corporation in 2001.

            Mr. Renna is a member of the board of the American Petroleum Institute and of the Advisory Council of the Samuel Curtis Johnson Graduate School of Management at Cornell University. He is also a member of the board of directors of Fortune Brands, Inc. and Ryder System, Inc.

         "We welcome Gene Renna to the AK Steel board knowing that his experience and business acumen will contribute to our continued success," said Richard M. Wardrop, Jr., chairman, chief executive officer and president of AK Steel.

            AK Steel, headquartered in Middletown, produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge, and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Note to
Editors: Additional information about AK Steel is available on the company's web site at www.aksteel.com.


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